Exhibit 10.25

DEVELOPMENT AGREEMENT

AMENDMENT

NUMBER 1

This Development Agreement Amendment Number 1 (this “Amendment”), by and between ICM, Inc. (the “ICM”) and Gevo, Inc., a Delaware corporation with offices at 345 Inverness Dr. South, Building C, Suite 310, Englewood, Colorado 80112-5889 (“Gevo”) is effective as of July 1, 2010 (the “Effective Date”) and amends that certain Development Agreement between ICM and Gevo (the “Agreement”) effective October 16, 2008.

ICM and Gevo agree that the term of the Agreement shall be extended to expire on December 31, 2011.

ICM and Gevo further agree to amend and restate Section 23.2 Equipment as follows: “Any additional equipment required for the Project will be ordered and installed in the Plant by ICM (the “Equipment”). The Equipment will be installed on skids or such other mutually agreeable manner as to facilitate its removal at the conclusion of the Project. Gevo will pay all costs associated with the purchase, shipping and installation of the Equipment and will own all right, title and interest in the Equipment. Gevo retains the right, but not the obligation, to remove the Equipment, or portions of the Equipment, at the conclusion of the Project and pay all costs associated with its removal and shipping.”

All other terms, restrictions and obligations of the Agreement shall remain in full force and effect. All capitalized words and terms used in this Amendment and not defined herein shall have the respective meaning/s ascribed to them in the Agreement.

Accepted and Agreed to,

ICM, Inc.:

By:	/s/ Brian Burris
Name:	Brian Burris
Title:	Secretary & General Counsel

Gevo, Inc.:

By:	/s/ Brett Lund
Name:	Brett Lund
Title:	EVP & General Counsel